Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Qualigen Therapeutics, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Qualigen Therapeutics, Inc. appearing in the Transition Report on Form 10-K of Qualigen Therapeutics, Inc. as of and for the nine months ended December 31, 2020.

/s/ BAKER TILLY US, LLP

San Diego, CA

January 10, 2022